Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-131750, 333-172699, 333-205331, 333-209393, 333-214562, 333-219241 and 333-222915 on Form S-8 and Registration Statement No. 333-222914 on Form S-3 of our reports dated August 16, 2018, relating to the consolidated financial statements and consolidated financial statement schedule of Tapestry, Inc. and subsidiaries (“the Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Tapestry, Inc. for the year ended June 30, 2018.
/s/ DELOITTE & TOUCHE LLP
New York, New York
August 16, 2018